Exhibit 99.2O

Johnson & Johnson and Subsidiaries
Supplementary Sales Data

(Unaudited; Dollars in Millions)
                                 FIRST QUARTER
                    2005   2004 Percent  Percent    Percent
                                 Change  Change     Change
                                  Total  Operations Currency
Sales to customers
by segment of
business
 Consumer
   U.S.               $1,114  1,081     3.1 %     3.1       -
   International       1,166    966    20.7      15.4     5.3
                       2,280  2,047    11.4       8.9     2.5
 Pharmaceutical
   U.S.                3,783  3,643     3.8       3.8       -
   International       1,972  1,733    13.8       8.5     5.3
                       5,755  5,376     7.0       5.3     1.7

Med Devices &
Diagnostics
   U.S.                2,361  2,194     7.6       7.6       -
   International       2,436  1,942    25.4      19.9     5.5
                       4,797  4,136    16.0      13.4     2.6

U.S.                   7,258  6,918     4.9       4.9       -

International          5,574  4,641    20.1      14.7     5.4

Worldwide            $12,832 11,559    11.0 %     8.8     2.2



Johnson & Johnson and Subsidiaries
Supplementary Sales Data

(Unaudited; Dollars in Millions)
                                 FIRST QUARTER
                    2005   2004 Percent  Percent    Percent
                                 Change  Change     Change
                                  Total  Operations Currency
Sales to customers by
geographic area

U.S.                    $7,258   6,918    4.9 %     4.9       -

Europe                   3,176   2,708   17.3      11.2     6.1
Western Hemisphere         725     597   21.4      15.4     6.0
excluding U.S.
Asia-Pacific, Africa     1,673   1,336   25.2      21.5     3.7
International            5,574   4,641   20.1      14.7     5.4

Worldwide              $12,832  11,559   11.0 %     8.8     2.2



Johnson & Johnson and Subsidiaries
Condensed Consolidated Statement of Earnings

(Unaudited; in Millions Except
Per Share Figures)
                FIRST QUARTER
                                 2005             2004    Percent
                               Percent          Percent   Increase
                       2005       to    2004       to    (Decrease)
                     Amount     Sales  Amount    Sales

Sales to customers    $12,832     100.0 $11,559       100.0    11.0
Cost of products sold   3,482      27.1   3,367        29.1     3.4
Selling, marketing and  4,043      31.5   3,640        31.5    11.1
administrative
expenses
Research expense        1,347      10.5   1,095         9.5    23.0
Interest (income)         (69)     (0.5)      6         0.1
expense, net
Other (income)            (33)     (0.3)    (53)       (0.5)  (37.7)
expense, net
Earnings before         4,062      31.7   3,504        30.3    15.9
provision for taxes on
income
Provision for taxes on  1,135       8.9   1,011         8.7    12.3
income
Net earnings           $2,927      22.8  $2,493        21.6    17.4

Net earnings per share  $0.97             $0.83                16.9
(Diluted)

Average shares        3,023.7           3,004.6
outstanding (Diluted)

Effective tax rate       27.9 %            28.8 %